Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-129884, 333-134280, 333-142701, 333-160496, 333-167925, 333-185433, 333-199304, 333-220804, 333-228291, 333-238090 and 333-241698) on Form S-8 and Registration Statements (Nos. 333-134279, 333-141014, 333-161453, 333-162160, 333-163517, 333-166444, 333-174292, 333-177793, 333-201826, 333-229555 and 333-232283) on Form S-3 of Alaunos Therapeutics, Inc. of our report dated March 30, 2022, relating to the financial statements of Alaunos Therapeutics, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Alaunos Therapeutics, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Boston, Massachusetts

March 30, 2022